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                            [WELLS FARGO LETTERHEAD]

                                                                      EXHIBIT 10

July 31, 2000


Joe Stasney
Young America Corporation
717 Faxon Road
Young America, MN 55397

RE:  Waiver of Default

Dear Joe,

Norwest Bank Minnesota, National Association (the "Bank") and Young America Corporation (the "Borrower") are parties to a certain Credit Agreement dated April 7, 1998 (the "Agreement") as amended.

Section 5.10 of the Agreement states that the Borrower will maintain a Current Ratio at not less than 1.10 to 1.00 for the Covenant Computation Date of June 30, 2000. For the Covenant Computation Date of June 30, 2000, the Borrower's Current Ratio was 1.05 to 1.00, thereby creating an Event of Default under the Agreement.

Section 5.9 of the Agreement states that the Borrower will maintain an Interest Coverage Ratio at not less than 1.00 to 1.00 for the Covenant Computation Date of June 30, 2000. For the Covenant Computation Date of June 30, 2000, the Borrower's Interest Coverage Ratio was 0.82 to 1.00, thereby creating an Event of Default under the Agreement.

We hereby waive the violations of Section 5.9 and 5.10 for the period ending June 30, 2000 as noted in the paragraphs above. This waiver is unique and specific. The Bank does not waive any other portions of the Agreement, nor do they give up any of the rights and remedies granted to them thereunder.

Very truly yours,

/s/ Jeffrey H. Morsman

Jeffrey H. Morsman
Assistant Vice President